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Modification of Stock Purchase Agreement
            Modification of Stock Purchase Agreement

     This Agreement (hereinafter referred to as the Agreement) is among The Phoenix Group Corporation, a Delaware corporation (hereinafter referred to PXGP), and Dr. George M. Rapier, III and Mr. Joe Williams, Jr., both residents of the State of Texas (hereinafter referred to collectively as Sellers), as of May 28, A.D. 2002 (all entities and persons may be referred to collectively as the Parties).
                            Recitals
     WHEREAS, the Parties entered into a Stock Purchase Agreement (hereinafter referred to as the Contract) on or about May 9, A.D. 2002 regarding the sale and purchase of the stock of Homecare Dimensions, Inc., a Texas Corporation (hereinafter referred to as Homecare);
     WHEREAS, the Parties now intend and desire to modify and amend the Contract; and,
     WHEREAS, the Parties intend that this Agreement comply with the provisions of paragraph 5.1 of the Contract, and be considered a part of the Contract.
                            Covenants
     NOW THEREFORE, for and in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree and contract as follows:
1. All schedules that are referenced in the Stock Purchase Agreement that were not attached to the Stock Purchase Agreement shall be delivered by Sellers to Buyers on or before July 9, A.D. 2002, and such schedules shall be deemed a part of the Stock Purchase Agreement for all purposes.
2. The last sentence of paragraph number 3.18 left the number of employees blank, and the number of employees shall be stated therein as .
3. This Agreement shall be interpreted and construed as a part of the Contract, specifically including that all of the defined terms in the Contract shall have the same meaning as in this
Agreement, unless such terms are specifically redefined  in  this
Agreement.
     SIGNED on this the ____ day of May, A.D. 2002.
The Phoenix Group Corporation                Joe Williams, Jr.


____________________________________
                                   ______________________________
                                   ______
By Ron Lusk in his capacity as Chairman       Joe Williams,  Jr.,
                                   in    his    individual    and
                                   representative   capacity   as
                                   director      of      Homecare
                                   Dimensions, Inc.
Dr. George M. Rapier, III


____________________________________
Dr. George M. Rapier, III, in his individual and representative capacity as director of Homecare Dimensions, Inc.